Stephanie Kilkenny Joins Eastside Distilling’s Board of Directors

Kilkenny was former Principal Owner of Azuñia Tequila, which Eastside acquired in September 2019 to enter the rapidly growing premium and luxury tequila categories

PORTLAND, Ore., October 30, 2019—Eastside Distilling, Inc. (NASDAQ: EAST) today announced the appointment of Stephanie Kilkenny to the Company’s board of directors, effective October 24, 2019.

Mrs. Kilkenny was the former managing director of Azuñia Tequila and principal owner of TQLA, LLC, the majority owner of Azuñia’s parent company, Intersect Beverage, which was acquired by Eastside Distilling on September 12, 2019. While managing director of Azuñia Tequila, she oversaw rebranding projects as well as day to day operations.

The acquisition brought to Eastside over 2,600 on-premise points of distribution, a direct sales team, and a product line well positioned in the rapidly growing above premium and luxury tequila categories. Azuñia Tequila offers four premium tequila products, including a Blanco Organic Tequila, a Reposado Organic Tequila, an Añejo Tequila, and a two-year aged, private reserve añejo, Azuñia Black Tequila. The Azuñia Tequila brand provides Eastside Distilling with a second national anchor brand, along with Eastside’s Redneck Riviera Whiskey portfolio.

Primarily sold into on-premise locations throughout the western and southeastern United States, Azuñia reported trailing twelve-month sales of $3.5 million (through June 2019), an increase of 37% compared to the same year ago period, on approximately 13,000 cases sold. The above premium and luxury tequila categories are some of the fastest growing subsets at greater than 10% annually (based on Nielsen case data) with approximately $550 million in U.S. sales on 2.4 million cases sold.

The acquisition of Azuñia from Intersect Beverages was structured as an all-stock transaction, subject to compliance with applicable Nasdaq requirements. Pursuant to the Asset Purchase Agreement, Mrs. Kilkenny, and her husband Pat Kilkenny are deferring the receipt of their consideration until the spring of 2021, and a portion of their consideration will be determined based upon the stock price at such time. Additionally, Mrs. Kilkenny participated in a private placement in September 2019.

Paul Shoen, Chairman of Eastside Distilling, commented, “I am pleased to have Stephanie join the Eastside board of directors. Stephanie’s experience and success in building Azuñia Tequila into a rapidly growing brand will benefit Eastside and its shareholders. Additionally, her alignment to shareholder interests is highly evident by way of her all-equity structured acquisition by Eastside of Azuñia. I look forward to her valuable addition to the board.”

Stephanie Kilkenny commented, “I am excited to be joining the board of Eastside Distilling. The platform that Eastside has created, with key distributor relationships and an existing footprint in the country’s largest independent and national retailers, was an ideal fit as we looked to elevate Azuñia Tequila to the next stage of its growth.”

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST), founded in 2008, has developed, matured, perfected or acquired, then launched many award-winning spirits, while evolving to meet the growing demand for quality products and services associated with the burgeoning craft and premium beverage trade. The Company’s portfolio includes Redneck Riviera Whiskey, a partnership with John Rich, the multi-platinum country-music artist and one-half of the award-winning duo Big & Rich, the Quercus Garryana barrel-finished Burnside Whiskey family, Azuñia Organic Tequilas, Hue-Hue Cold Brewed Coffee Rum, Portland Mule canned cocktails, Outlandish CBD Seltzers and Tonics, and others. The Company is honored to give a percentage of sales proceeds on Redneck Riviera products to Folds of Honor, a charitable foundation that awards scholarships to spouses and children of fallen veterans. In addition to the Company’s branded products, the Company has strategically enhanced its capabilities to bring new and trending products to the market, including its Craft Canning + Bottling subsidiary, which is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus and any expected benefits of the acquisition of Azuñia Tequila. The Company assumes no obligation to update the cautionary information in this release.

Investors:

Robert Blum

Lytham Partners, LLC

(602) 889-9700

east@lythampartners.com